EXHIBIT 99-1


The Goldfield Corporation
(321) 724-1700

Goldfield Announces Recent Developments

     MELBOURNE, Florida, February 22, 2001 - The Goldfield Corporation (GV-AMEX, www.goldfieldcorp.com) announced today that its wholly owned subsidiary, St. Cloud Mining Company (www.stcloudmining.com), has entered into an agreement to purchase 3,100 acres of fee land in Sierra County, NM, for $400,000 cash. The property includes land presently leased by the Company in its zeolite mining operations, as well as certain water and mineral rights.

     John H. Sottile, President of Goldfield, noted that, while the acquisition was primarily intended to enhance Goldfield's existing zeolite operations, land not needed in such operations may be sold for residential and recreational use. Additionally, certain surplus water rights may be sold.

     Goldfield has conducted zeolite mining on these properties since 1990 under a mineral lease, and the acquisition will secure the Company's zeolite interests and reduce royalty expenses. The Company estimates the zeolite reserves at 18 million tons.

     In an unrelated development, Mr. Sottile noted that the Company received insurance proceeds of $2,000,000 from a key-man life insurance policy, which proceeds will be included in the fourth quarter results for 2000. Goldfield expects to release its year-end results in mid-March.

     Goldfield is engaged in electrical construction, mining and real estate operations. Electrical construction includes the construction and maintenance of electric power lines and fiber optic communication systems. Mining operations include the mining of industrial minerals and construction aggregates.